EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.9 Million, or $0.57 per Diluted Share, in First Quarter 2020; Declares Regular Quarterly Cash Dividend of $0.095 per Share; Announces COVID-19 Preparations

HELENA, Mont., April 28, 2020 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income in the first quarter of 2020 increased substantially to $3.9 million, or $0.57 per diluted share, reflecting the high level of contributions from mortgage banking and gains from sale of loans.  This compared to $1.2 million, or $0.18 per diluted share, in the first quarter of 2019, and $2.3 million, or $0.36 per diluted share, in the preceding quarter.  There were $128,000 in acquisition costs in the first quarter of 2020, compared to $505,000 in the preceding quarter, and $1.2 million in the first quarter a year ago.

Eagle’s board of directors declared a quarterly cash dividend of $0.095 per share on April 23, 2020.  The dividend will be payable June 5, 2020 to shareholders of record May 15, 2020.  The current annualized dividend yield is 2.23% based on recent market prices.

“While our first quarter operating performance was strong, with record revenues and robust loan and deposit growth, we began to see the impact of the COVID-19 pandemic and its consequences on our Montana communities,” said Peter J. Johnson, President and CEO.  “In recognition of the COVID-19 pandemic and to keep our employees, and communities safe and healthy, we have implemented social distancing actions and temporarily closed our branch lobbies mid-March while keeping open drive-up tellers.  We have also made accommodations for employees to work from home. On March 28, 2020 the State of Montana implemented a Shelter-in-Place order, resulting in the closing of businesses or a substantial reduction in business activity.  Recently, Montana’s governor lifted the order effective April 27th, including the beginning of a phased approach to re-open businesses.  We are closely monitoring borrowers and businesses we service and are providing debt service relief for those that have been impacted.”

COVID-19 Preparations as of April 16, 2020:

  Industry Exposure: Restaurants, lodging, schools, childcare, health care and entertainment industries, among others, have seen a dramatic change in revenues for their business.  Eagle’s 5 largest concentrations by industry as a percent of total loans are lessors of nonresidential buildings (9.74%), lessors of residential buildings (5+ units) (6.57%), construction and related (5.80%), farm and ranch related (5.33%) and hotels (2.65%).
  Loan Accommodations:  The bank is offering multiple accommodation options to its clients, including 90-day deferrals, forbearances and interest only payments.  As of April 22, 2020, there were 147 loans totaling $50.6 million deferring payments for 90 days, primarily from the real estate rental, accommodation and food services, and the art, entertainment and recreation industries.  Approximately 104 borrowers representing $42.2 million in loans have been approved for up to 6-months interest only payments.  There have been approximately 98 forbearances in process  for residential mortgage loans.  Utilization of borrowing lines at 84.6% remained constant at the end of the quarter compared to the previous quarter.  Additionally, the Bank has halted deposit fees associated with early withdrawal requests.  The Paycheck Protection Program is expected to provide some temporary relief to small business customers of Eagle but the extent of the impact the pandemic will have on businesses’ ability to sustain operations is unclear at this point.  Eagle will continue to closely monitor each of its loans for risk.
  Payroll Protection Plan (PPP): Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) providing economic relief for the country, including the $349 billion Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) to fund short-term loans for small businesses. Eagle began taking loan applications from its small business clients immediately after the program was implemented, and as of April 16, 2020, had received approvals for $32.4 million in SBA PPP loans, with 171 loans funded for $15.2 million.
  Provision for Loan Losses:  As management began to see an economic slowdown, Eagle increased its provision for loan losses to $670,000 for the quarter ended March 31, 2020.  Net loan charge-offs were $20,000 and approximately $450,000 of the provisions were related to normal loan growth.  Additionally, management determined that with the Stay-at-Home Order and the closing of many businesses and resulting decline in business cash-flows, an increase in the related economic factors included in the allowance for loan losses analysis and loan loss reserves of approximately $220,000 was warranted.
  Liquidity Changes:  Through the end of the first quarter ended March 31, 2020, the liquidity level remained relatively consistent with the prior quarters.  However, subsequent to the end of the quarter, and in coordination with the roll out of the PPP, Eagle anticipates using some short-term funding from the Federal Reserve.  As the PPP loans are repaid, it is currently anticipated Eagle will repay Federal Reserve borrowings.
  Technology Updates and Unusual Expenses:  To accommodate the immediate need for personnel to work from home, Eagle purchased additional laptop computers and docking stations.  There were also extra supplies and equipment needed to provide each location with a clean, disinfected and safer work environment.  Most of these unusual expenses will be incurred in the second quarter and total approximately $100,000.

Acquisitions

On January 1, 2020, Eagle completed its acquisition of Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point, in a transaction valued at approximately $15.0 million.  In the transaction, Eagle acquired one retail bank branch and approximately $106 million in assets, $89 million in deposits and $43 million in gross loans.

“We completed our acquisition of Western Holding Company of Wolf Point at the beginning of the year, bringing our total to three completed mergers within the last three years,” said Johnson.  “These three transactions further solidify our position as the fourth-largest Montana-based bank and provided us a unique opportunity to expand our market presence and lending activities.  As with the past two acquisitions, the Western Holding Company of Wolf Point merger was immediately accretive to earnings per share.”

On January 1, 2019, Eagle completed its acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, which added approximately $108 million in assets, $93 million in deposits and $89 million in gross loans.

On January 31, 2018, Eagle completed its acquisition of TwinCo Inc., which added approximately $96 million in assets, $82 million in deposits and $55 million in gross loans.

First Quarter 2020 Highlights (at or for the three-month period ended March 31, 2020, except where noted)

  Net income increased 232.0% to $3.9 million, or $0.57 per diluted share, in the first quarter of 2020, compared to $1.2 million, or $0.18 per diluted share, in the first quarter of 2019, and increased 68.0% compared to $2.3 million, or $0.36 per diluted share in the preceding quarter.
  Annualized return on average assets was 1.36%.
  Annualized return on average equity was 11.87%.
  Net interest margin (“NIM”) was 4.04% in the first quarter of 2020, compared to 4.22% in the preceding quarter, and 4.33% in the first quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 43.7% to a record $18.8 million, compared to $16.5 million in the previous quarter, and $13.1 million in the first quarter a year ago.
  Purchase discount on loans from the Western Holding Company of Wolf Point portfolio was $1.2 million at January 1, 2020, (the “acquisition date”) of which $1.0 million remained as of March 31, 2020.
  Purchase discount on loans from the Big Muddy Bancorp, Inc. portfolio was $2.8 million at January 1, 2019, (the “acquisition date”) of which $1.2 million remained as of March 31, 2020.
  Purchase discount on loans from the TwinCo, Inc. portfolio was $1.8 million at January 31, 2018, (the “acquisition date”) of which $528,000 remained as of March 31, 2020.
  The accretion of the loan purchase discount into loan interest income from the Western Holding Company of Wolf Point, the Big Muddy Bancorp, Inc. and the TwinCo, Inc. transactions was $558,198 in the first quarter of 2020, compared to interest accretion on purchased loans from both the Big Muddy Bancorp, Inc. and Twin Co. Inc. acquisitions of $536,000 in the preceding quarter.
  The allowance for loan losses represented 155.8% of nonaccrual loans at March 31, 2020, compared to 133.6% a year earlier.
  Total loans increased 12.9% to $822.0 million at March 31, 2020, compared to $728.0 million a year ago.
  Total deposits increased 19.9% to $888.2 million at March 31, 2020, compared to $741.0 million a year ago.
  Capital ratios remain well capitalized with a tangible common shareholders’ equity ratio of 9.70% at March 31, 2020.
  Declared a quarterly cash dividend of $0.095 per share.

Balance Sheet Results

“Our recent acquisitions continue to deliver strong balance sheet growth, with total loans increasing 5.5% during the quarter and 12.9% year-over-year, resulting in solid overall expansion of the loan portfolio,” said Johnson.  Total loans were $822.0 million at March 31, 2020, compared to $728.0 million a year earlier and $779.2 million three months earlier.

Eagle originated $140.3 million in new residential mortgages during the quarter, excluding construction loans, and sold $132.1 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 4.10%.  This production compares to residential mortgage originations of $164.9 million in the preceding quarter with sales of $151.0 million.

Commercial real estate loans increased 10.6% to $337.2 million at March 31, 2020, compared to $304.9 million a year earlier.  Residential mortgage loans increased 5.2% to $122.7 million, compared to $116.6 million a year earlier.  Agricultural and farmland loans increased 31.4% to $114.7 million at March 31, 2020, compared to $87.3 million a year earlier.  Commercial loans increased 5.1% to $77.7 million, home equity loans increased 5.7% to $57.8 million, commercial construction and development loans increased 24.1% to $55.9 million, residential construction loans increased 35.0% to $37.4 million, and consumer loans increased 4.6% to $19.9 million, compared to a year ago.

Total deposits increased 19.9% to $888.2 million at March 31, 2020, compared to $741.0 million at March 31, 2019, and increased 9.8% compared to $809.0 million at December 31, 2019.  Noninterest-bearing checking accounts represent 25.2%, interest-bearing checking accounts represent 15.0%, savings accounts represent 16.5%, money market accounts comprise 17.6% and time certificates of deposit make up 25.7% of the total deposit portfolio, at March 31, 2020.

Total assets increased 18.3% to $1.16 billion at March 31, 2020, compared to $979.6 million a year ago, in large part due to the Western Holding Company of Wolf Point acquisition.  At December 31, 2019, total assets were $1.05 billion.  Shareholders’ equity increased 19.1% to $133.7 million at March 31, 2020, compared to $112.3 million a year earlier and increased 9.9% compared to $121.7 million three months earlier.  Tangible book value increased to $16.14 per share, at March 31, 2020, compared to $14.50 per share a year earlier and $16.04 per share three months earlier.

Operating Results

Eagle’s NIM was 4.04% in the first quarter of 2020, compared to 4.22% in the preceding quarter, and 4.33% in the first quarter a year ago.  “The recent drop in short-term interest rates by the Federal Reserve during the first quarter, combined with the three interest rate reductions enacted by the Federal Reserve in 2019 put continued pressure on loan yields,” said Johnson.  The interest accretion on purchased loans totaled $558,000 and resulted in a 22 basis-point increase in the NIM during the first quarter, compared to $536,000 and a 23 basis-point increase in the NIM during the preceding quarter.

The investment securities portfolio increased to $167.9 million at March 31, 2020, compared to $126.9 million at December 31, 2019, and $140.2 million at March 31, 2019.  Average yields on earning assets for the first quarter decreased to 4.66% from 5.13% a year ago largely due to the acquired investment portfolio of Western Holding Company of Wolf Point.

Eagle’s first quarter revenues were $18.8 million, a 13.8% increase compared to $16.5 million in the preceding quarter and a 43.7% increase when compared to $13.1 million in the first quarter a year ago.  The year-over-year increase is a result of increased mortgage banking income and gain on sale of mortgages and growth from the Western Holding Company of Wolf Point acquisition.

Net interest income, before the provision for loan loss, increased 4.6% to $10.5 million for the first quarter, compared to $10.0 million for the fourth quarter of 2019 and increased 11.8% compared to $9.4 million in the first quarter a year ago.

Eagle’s noninterest income increased 27.9% to $8.3 million in the first quarter of 2020, compared to $6.5 million in the preceding quarter, and increased 124.8% compared to $3.7 million in the first quarter a year ago.  The net gain on sales of mortgage loans totaled $5.4 million in the first quarter of 2020 and $5.2 million in the preceding quarter including mortgage banking derivative fluctuations.  This compares to $2.6 million in the first quarter a year ago.

First quarter noninterest expenses were $12.8 million compared to $12.6 million in the preceding quarter and $11.0 million in the first quarter a year ago.  Acquisition costs totaled $128,000 for the current quarter, compared to $505,000 in the preceding quarter and $1.2 million in the first quarter one year ago.

For the first quarter of 2020, the income tax provision totaled $1.3 million, for an effective tax rate of 25.4%, compared to $959,000 in the preceding quarter and $261,000 in the first quarter of 2019.

Credit Quality

“We continue to build reserves based on robust loan growth, and also as a response to the expected COVID-19 economic disruption,” Johnson said.  The first quarter provision for loan losses was $670,000, compared to $632,000 in the preceding quarter and $604,000 in the first quarter a year ago.  The allowance for loan losses represented 155.8% of nonperforming loans at March 31, 2020, compared to 157.8% three months earlier and 133.6% a year earlier.

Nonperforming loans (“NPLs”) were $5.9 million at March 31, 2020, compared to $5.5 million at December 31, 2019, and $5.3 million a year earlier.  The increase year-over-year in nonperforming loans was impacted by acquired loans which make up approximately $1.6 million of the balance as of March 31, 2020.

Eagle’s total other real estate owned (“OREO”) and other repossessed assets totaled $60,000 at March 31, 2020, compared to $26,000 at December 31, 2019 and $354,000 at March 31, 2019.  Nonperforming assets (“NPAs”), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more and restructured loans, increased to $6.0 million at March 31, 2020, or 0.52% of total assets, compared to $5.5 million, or 0.52% of total assets three months earlier and $5.3 million, or 0.58% of total assets a year earlier.

Net loan charge-offs totaled $20,000 in the first quarter of 2020, compared to $233,000 in the fourth quarter of 2019 and $104,000 in the first quarter a year ago.  The allowance for loan losses was $9.3 million, or 1.13% of total loans, at March 31, 2020, compared to $8.6 million, or 1.10% of total loans, at December 31, 2019, and $7.1 million, or 0.98% of total loans, a year ago.

A fair value analysis of the acquired loan portfolios of Western Holding Company of Wolf Point, Big Muddy Bancorp, Inc., and Twin Co, Inc. resulted in an accretable discount at the time of acquisition.  The total loan discount on Western Holding Company of Wolf Point acquired loans was $1.2 million as of January 1, 2020, with $1.0 million remaining as of March 31, 2020.  The total loan discount on Big Muddy Bancorp, Inc. acquired loans was $2.8 million as of January 1, 2019, with $1.2 million remaining as of March 31, 2020.  The total loan discount on Twin Co, Inc. acquired loans was $1.8 million as of January 31, 2018, with $528,000 remaining at March 31, 2020.  The total remaining accretable loan discount as of March 31, 2020 was $2.8 million.

Capital Management

Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 9.70% as of March 31, 2020.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Western Bank of Wolf Point, Ruby Valley Bank and The State Bank of Townsend, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to adverse effects on our employees, customers and third-party service providers, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our acquisitions of Western Bank of Wolf Point, Ruby Valley Bank and The State Bank of Townsend, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Contacts:      Peter J. Johnson, President and CEO
                     (406) 457-4006
                     Laura F. Clark, EVP and CFO
                     (406) 457-4007

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	March 31,	December 31,	March 31,
	2020	2019	2019

Assets:
Cash and due from banks	$11,544	$18,094	$9,054
Interest bearing deposits in banks	8,229	4,284	2,225
Federal funds sold	-	2,540	-
Total cash and cash equivalents	19,773	24,918	11,279
Securities available-for-sale	167,904	126,875	140,161
FHLB stock	5,161	4,683	4,807
FRB stock	2,601	2,526	2,040
Mortgage loans held-for-sale, at fair value	25,187	25,612	8,075
Loans:
Real estate loans:
Residential 1-4 family	122,650	119,296	116,621
Residential 1-4 family construction	37,397	38,602	27,692
Commercial real estate	337,219	331,062	304,861
Commercial construction and development	55,850	52,670	44,998
Farmland	62,551	50,293	45,129
Other loans:
Home equity	57,752	56,414	54,637
Consumer	19,924	18,882	19,043
Commercial	77,698	72,797	73,937
Agricultural	52,178	40,522	42,185
Unearned loan fees	(1,185)	(1,303)	(1,083)
Total loans	822,034	779,235	728,020
Allowance for loan losses	(9,250)	(8,600)	(7,100)
Net loans	812,784	770,635	720,920
Accrued interest and dividends receivable	5,329	4,577	5,005
Mortgage servicing rights, net	9,018	8,739	7,318
Premises and equipment, net	51,731	40,082	35,364
Cash surrender value of life insurance, net	25,898	23,608	23,564
Goodwill	20,798	15,836	15,710
Core deposit intangible, net	2,832	2,786	3,311
Deferred tax asset, net	-	-	1,304
Other assets	9,584	3,383	745
Total assets	$1,158,600	$1,054,260	$979,603

Liabilities:
Deposit accounts:
Noninterest bearing	$223,723	$200,035	$180,070
Interest bearing	664,502	608,958	560,975
Total deposits	888,225	808,993	741,045
Accrued expenses and other liabilities	17,067	9,825	9,061
Deferred tax liability, net	58	492	-
FHLB advances and other borrowings	94,585	88,350	92,313
Other long-term debt, net	24,957	24,941	24,892
Total liabilities	1,024,892	932,601	867,311

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
7,110,833, 6,714,983 and 6,714,983 shares issued;
6,818,883, 6,423,033 and 6,431,693 shares outstanding at March 31, 2020,
December 31, 2019 and March 31, 2019, respectively)	71	67	67
Additional paid-in capital	77,399	68,826	68,506
Unallocated common stock held by Employee Stock Ownership Plan	(269)	(311)	(435)
Treasury stock, at cost (291,950, 291,950 and 283,290 shares at March
31, 2020, December 31, 2019 and March 31, 2019, respectively)	(3,643)	(3,643)	(3,372)
Retained earnings	58,670	55,391	47,512
Accumulated other comprehensive income, net of tax	1,480	1,329	14
Total shareholders' equity	133,708	121,659	112,292
Total liabilities and shareholders' equity	$1,158,600	$1,054,260	$979,603

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Interest and dividend income:
Interest and fees on loans	$11,432	$10,966	$10,048
Securities available-for-sale	1,027	870	958
FRB and FHLB dividends	94	111	95
Other interest income	78	32	20
Total interest and dividend income	12,631	11,979	11,121
Interest expense:
Interest expense on deposits	1,339	1,160	787
FHLB advances and other borrowings	463	445	594
Other long-term debt	352	357	365
Total interest expense	2,154	1,962	1,746
Net interest income	10,477	10,017	9,375
Loan loss provision	670	632	604
Net interest income after loan loss provision	9,807	9,385	8,771

Noninterest income:
Service charges on deposit accounts	316	337	261
Net gain on sale of loans	5,411	5,224	2,599
Mortgage banking, net	1,602	(156)	365
Interchange and ATM fees	337	350	275
Appreciation in cash surrender value of life insurance	160	148	157
Net gain (loss) on sale of available-for-sale securities	-	20	(55)
Net gain on sale/disposal of premises and equipment	4	48	-
Other noninterest income	474	522	92
Total noninterest income	8,304	6,493	3,694

Noninterest expense:
Salaries and employee benefits	7,682	7,576	5,992
Occupancy and equipment expense	1,209	1,193	1,034
Data processing	1,250	1,007	928
Advertising	249	228	268
Amortization	164	320	254
Loan costs	247	251	135
FDIC insurance premiums	69	2	60
Postage	98	52	68
Professional and examination fees	285	285	305
Acquisition costs	128	505	1,171
Other noninterest expense	1,467	1,163	806
Total noninterest expense	12,848	12,582	11,021

Income before provision for income taxes	5,263	3,296	1,444
Provision for Income taxes	1,336	959	261
Net income	$3,927	$2,337	$1,183

Basic earnings per share	$0.58	$0.36	$0.18
Diluted earnings per share	$0.57	$0.36	$0.18

Basic weighted average shares outstanding	6,818,883	6,416,516	6,450,326
Diluted weighted average shares outstanding	6,830,925	6,430,454	6,510,486

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Mortgage Banking Activity (For the quarter):
Mortgage servicing income, net	$228	$178	$365
Net gain (loss) on mortgage banking derivatives	1,247	(511)	-
Net gain on fair value of loans held-for-sale	127	177	-
Mortgage banking, net	$1,602	$(156)	$365

Performance Ratios (For the quarter):
Return on average assets	1.36%	0.89%	0.49%
Return on average equity	11.87%	7.64%	4.38%
Net interest margin	4.04%	4.22%	4.33%
Core efficiency ratio*	66.85%	71.21%	73.43%

Performance Ratios (Year-to-date):
Return on average assets	1.36%	1.08%	0.49%
Return on average equity	11.87%	9.39%	4.38%
Net interest margin	4.04%	4.25%	4.33%
Core efficiency ratio*	66.85%	68.40%	73.43%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Nonaccrual loans	$4,653	$3,395	$4,506
Loans 90 days past due and still accruing	943	1,809	788
Restructured loans, net	340	246	22
Total nonperforming loans	5,936	5,450	5,316
Other real estate owned and other repossessed assets	60	26	354
Total nonperforming assets	$5,996	$5,476	$5,670

Nonperforming loans / portfolio loans	0.72%	0.70%	0.73%
Nonperforming assets / assets	0.52%	0.52%	0.58%
Allowance for loan losses / portfolio loans	1.13%	1.10%	0.98%
Allowance / nonperforming loans	155.83%	157.80%	133.56%
Gross loan charge-offs for the quarter	$36	$271	$124
Gross loan recoveries for the quarter	$16	$38	$20
Net loan charge-offs (recoveries) for the quarter	$20	$233	$104

Capital Data (At quarter end):
Tangible book value per share**	$16.14	$16.04	$14.50
Shares outstanding	6,818,883	6,423,033	6,431,693
Tangible common equity to tangible assets***	9.70%	9.95%	9.71%

Other Information:
Average total assets for the quarter	$1,153,735	$1,044,642	$966,828
Average total assets year to date	$1,153,735	$1,010,017	$966,828
Average earning assets for the quarter	$1,039,034	$941,568	$878,672
Average earning assets year to date	$1,039,034	$912,372	$878,672
Average loans for the quarter ****	$840,427	$795,678	$726,657
Average loans year to date ****	$840,427	$764,075	$726,657
Average equity for the quarter	$132,352	$122,334	$108,122
Average equity year to date	$132,352	$115,794	$108,122
Average deposits for the quarter	$892,789	$807,539	$724,820
Average deposits year to date	$892,789	$757,907	$724,820

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Core Efficiency Ratio		(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Calculation of Core Efficiency Ratio:
Noninterest expense	$12,848	$12,582	$11,021
Acquisition costs	(128)	(505)	(1,171)
Intangible asset amortization	(164)	(320)	(254)
Core efficiency ratio numerator	12,556	11,757	9,596

Net interest income	10,477	10,017	9,375
Noninterest income	8,304	6,493	3,694
Core efficiency ratio denominator	18,781	16,510	13,069

Core efficiency ratio	66.85%	71.21%	73.43%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2020	2019	2019
Tangible Book Value:
Shareholders' equity	$133,708	$121,659	$112,292
Goodwill and core deposit intangible, net	(23,630)	(18,622)	(19,021)
Tangible common shareholders' equity	$110,078	$103,037	$93,271

Common shares outstanding at end of period	6,818,883	6,423,033	6,431,693

Common shareholders' equity (book value) per share (GAAP)	$19.61	$18.94	$17.46

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$16.14	$16.04	$14.50

Tangible Assets:
Total assets	$1,158,600	$1,054,260	$979,603
Goodwill and core deposit intangible, net	(23,630)	(18,622)	(19,021)
Tangible assets (non-GAAP)	$1,134,970	$1,035,638	$960,582

Tangible common shareholders' equity to tangible assets
(non-GAAP)	9.70%	9.95%	9.71%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Net interest income after loan loss provision	$9,807	$9,385	$8,771
Noninterest income	8,304	6,493	3,694

Noninterest expense	12,848	12,582	11,021
Acquisition costs	(128)	(505)	(1,171)
Noninterest expense, excluding acquisition costs	12,720	12,077	9,850

Income before income taxes	5,391	3,801	2,615
Income tax expense, excluding acquisition costs
related taxes	1,368	1,106	473
Net Income, excluding acquisition costs	$4,023	$2,695	$2,142

Diluted earnings per share (GAAP)	$0.57	$0.36	$0.18
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.59	$0.42	$0.33

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	March 31,
	2020	2019	2019
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$4,023	$2,695	$2,142
Average total assets quarter to date	$1,153,735	$1,044,642	$966,828
Return on average assets, excluding acquisition costs (non-GAAP)	1.39%	1.03%	0.89%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$4,023	$12,583	$2,142
Average total assets year to date	$1,151,375	$1,010,017	$966,828
Return on average assets, excluding acquisition costs (non-GAAP)	1.39%	1.25%	0.89%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.